SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                   CULP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            [Culp Logo appears here]
                                      CULP

                              101 South Main Street
                               Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone: (336) 889-5161

                                 NOTICE OF ANNUAL
                        MEETING OF SHAREHOLDERS TO BE HELD
                                September 21, 1999




TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 21, 1999 at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

      (1) To ratify the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year; and

      (2)   To elect four (4) directors, and

      (3) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

      Only shareholders of record as of the close of business on July 19, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

      Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request.

      The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

      The Annual Report of the company also accompanies this notice.

      By Order of the Board of Directors.

                              By:  /s/ Kathy J. Hardy
                                   ------------------
                                    KATHY J. HARDY
                                    Corporate Secretary

August 13, 1999

                            [Culp Logo appears here]
                                      CULP




                                 Proxy Statement
                                 ---------------



                                  INTRODUCTION

      This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 21, 1999, at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, and any other business that properly comes before the meeting.

      This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about August 13, 1999.

      Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year, and for the election of the four (4) directors named as nominees in this Proxy Statement. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

      The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                                   VOTING SECURITIES

      Only shareholders of record at the close of business on July 19, 1999 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 12,040,484.

The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such Common Stock; as shown on the last public filing made by each such person, and (ii) all executive officers, directors and nominees of the company as a group, a total of 13 persons, as of July 26, 1999.


    Title of        Name and Address of                                      Number of Shares           Percent of
     Class          Beneficial Owner                                           Beneficially             Outstanding
     -----          ----------------                                              Owned                   Shares
                                                                                  -----                   ------
Common Stock,       Robert G. Culp, III                                       3,022,283(1)                 24.8%
par value,          903 Forrest Hill Drive
$.05 per share      High Point, NC 27262

                    Winsal & Company                                          2,408,750(2)                 20.0%
                    c/o First Union Corporation
                    401 S. Tryon Street
                    Fiduciary Operations NC1151
                    Charlotte, NC 28288-1151

                    Dimensional Fund Advisors Inc.                              848,140(3)                  7.0%
                    Ocean Avenue, 11th Floor
                    Santa Monica, CA 90401

                    T. Rowe Price Associates, Inc.                              974,400(4)                  8.1%
                    100 East Pratt Street
                    Baltimore, Maryland 21289-1009

                    Capital Research & Management Company                       635,000(5)                  5.3%
                    333 South Hope Street
                    Los Angeles, California 90071

                    All executive officers,
                    directors and nominees
                    as a group (13) persons                                   3,676,900(6)                 29.7%


(1) These shares include all of the shares listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert
     G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (See Note (2) below); also includes 63,338 shares held of record by Susan
     B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, 4,698 shares owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and includes 144,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(2)  All of these shares also are included in the shares listed above for Robert
     G. Culp, III (See Note (1) above). Includes 709,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert
     G. Culp, III;

     505,000 shares held of record by Winsal & Company for the benefit of Harry
     R. Culp, brother of Robert G. Culp, III, and 1,194,375 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 848,140 shares of Culp, Inc. stock as of March 31, 1999, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) These securities are owned by various individual and institutional investors as of March 31, 1999, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) Capital Research & Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 635,000 shares, or 5.3% of the 12,040,484 shares of common stock outstanding, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(6) Includes 331,375 shares subject to options owned by certain officers and directors that are immediately exercisable.

                        PROPOSAL 1: INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders ratify the board's appointment of KPMG LLP to serve as the auditors for the company for the fiscal year ending April 30, 2000. The Audit Committee recommended such appointment to the board. KPMG LLP served as the independent auditors for the company for the last nine fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions. The proposal to ratify the appointment will be approved upon the vote of a majority of the votes cast on the proposal.

                        PROPOSAL 2: ELECTION OF DIRECTORS

     The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.

     The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will be asked to elect four (4) directors. Two of the three directors whose terms expire at the 1999 Annual Meeting of Shareholders (Franklin N. Saxon and Robert T. Davis) have been nominated for re-election. In addition, Judith C. Walker has been nominated to serve a three-year term. Dan E. Jacobs has been nominated to fill the vacancy created by the resignation of a director whose term was to expire in 2001, and therefore he has been nominated to serve a two-year term.

     In the absence of specifications to the contrary, proxies will be voted for the election of each of the four (4) nominees listed in the table below. An equal number of votes will be cast for each nominee and the persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

Nominees, Directors and Executive Officers

The following table sets forth certain information with respect to the four (4) nominees for election to the Board of Directors, and the nine (9) other directors and executive officers of the company:



                                                                                                Shares and Percent
                                                                           Year       Year      Of Common Stock
                                                                           Became     Term      Beneficially Owned
Name and Age                       Position with Company(1)                Director   Expires   As of July 26, 1999    Notes
------------                       ------------------------                --------   -------   -------------------    -----
Nominees
--------


Robert T. Davis, 72                Director                                  1998      1999            120,208         (12)
                                                                                                          1%

Dan E. Jacobs, 50                  Senior Vice President and                 N/A       N/A              13,911         (2)(11)
                                   President of the Culp Decorative
                                   Fabrics division

Franklin  N. Saxon, 47             Senior Vice President and                 1987      1999             52,476         (2)(3)
                                   President of the Culp
                                   Velvets/Prints
                                   division; Director

Judith  C.  Walker, 56             N/A                                       N/A       N/A               5,625         (2)(13)

Directors and
-------------
Executive Officers
------------------


Harry R. Culp, 47                  Director                                  1996      1999              5,625         (2)(10)

Robert G. Culp, III, 52            Chairman of the Board and                 1972      2000          3,022,283         (4)
                                   Chief Executive Officer;                                              24.8%
                                   Director

Howard L. Dunn, Jr., 61            President and Chief Operating             1972      2001            340,300         (5)
                                   Officer; Director                                                      2.8%

Earl M. Honeycutt, 81              Director                                  1983      2000             11,250         (2)(6)


Patrick H. Norton, 77              Director                                  1987      2000             43,791         (2)(7)

Earl N. Phillips, Jr., 59          Director                                  1992      2001             23,350         (2)(8)

Kenneth M. Ludwig, 46              Senior Vice President - Human             N/A       N/A              36,276         (2)(9)
                                   Resources; Assistant Secretary

Rodney A. Smith, 51                Senior Vice President and
                                   President of the Culp Yarn division       N/A       N/A                  98         (2)(14)


Phillip W.  Wilson, 43             Vice President and                        N/A       N/A               1,707         (2)(15)
                                   Chief Financial Officer

(1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 15, 1999.

(2)   Less than one percent (1%).

(3) Includes 31,500 shares subject to options owned by Mr. Saxon that are immediately exercisable and approximately 20,560 shares owned through the company's 401(k) plan.

(4) Includes 2,408,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 63,338 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, 4,698 owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and 144,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(5) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, 72,625 shares subject to options owned by Mr. Dunn that are immediately exercisable, and approximately 14,053 shares owned through the company's 401(k) plan.

(6) Includes 7,500 shares subject to options owned by Mr. Honeycutt that are immediately exercisable.

(7) Includes 5,000 shares owned by LaVerne Norton, wife of Mr. Norton, and 11,250 shares subject to options owned by Mr. Norton that are immediately exercisable.

(8) Includes 100 shares owned by Sally Phillips, wife of Mr. Phillips, and 11,250 shares subject to options owned by Mr. Phillips that are immediately exercisable.

(9) Includes 30,500 shares subject to options owned by Mr. Ludwig that are immediately exercisable, and approximately 5,776 shares owned through the company's 401(k) plan.

(10) Includes 5,625 shares subject to options owned by Mr. Culp that are immediately exercisable.

(11) Includes 11,000 shares subject to options owned by Mr. Jacobs that are immediately exercisable, and approximately 1,911 shares owned through the company's 40l(k) plan.

(12)  Includes 200 shares owned by Helen Davis, wife of Mr. Davis.

(13) Includes 5,625 shares subject to options owned by Ms. Walker that are immediately exercisable.

(14) Approximate number of shares owned by Mr. Smith through the company's 401(k) plan.

(15) Includes approximately 207 shares owned by Mr. Wilson through the company's 401(k) plan.

Nominees:

      ROBERT T. DAVIS was chairman of Artee Industries, Incorporated ("Artee") from 1984 when he and his family purchased the company until February 1998, when Culp, Inc. purchased substantially all of the assets of Artee. Mr. Davis and a group of investors started Wrap Spun Yarns, Inc. in 1985, and in 1990 merged that company into Artee. He had previously been associated with Collins & Aikman and Dixie Yarns. Mr. Davis is a past president of the American Yarn Spinners Association and a former director of the American Textile Manufacturers Institute.

      DAN E. JACOBS has been employed by the company and has managed the Rossville/Chromatex unit since its acquisition in 1993. Before that time, he was employed by the former owners of Rossville/Chromatex. The board elected Mr. Jacobs senior vice president and president of the Culp Decorative Fabrics division in June 1998.

      FRANKLIN N. SAXON has been employed by the company since 1981, serving in various capacities, including chief financial officer from 1985 to 1998. At the June 16, 1998 board meeting, he was elected senior vice president and president of the Culp Velvets/Prints division.

      JUDITH CULP WALKER was a practicing attorney with Keziah, Gates and Samet in High Point, North Carolina from 1987 through May 1995. She is the sister of Robert G. Culp, III. She has served previously as a director of the company from September 28, 1993 to September 17, 1996.

Other Officers and Directors:

      ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. He was elected to serve as a member of the North Carolina board of First Union National Bank in 1998, and was recently elected to serve as a member of the board of directors of Stanley Furniture Company, Inc. Mr. Culp also serves as a trustee of High Point University. He is the brother of Harry R. Culp and Judith C. Walker.

      HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.

      EARL M. HONEYCUTT served as president of Amoco Fabrics and Fibers Company, a textile manufacturing subsidiary of Amoco Chemical Corporation, Atlanta, Georgia, for 15 years until his retirement in 1983.

      PATRICK H. NORTON joined La-Z-Boy Incorporated, a furniture manufacturing and marketing company located in Monroe, Michigan, in 1981 as senior vice president of sales and marketing. Mr. Norton served in this position until 1997 when he was elected chairman of the board of La-Z-Boy Incorporated. He currently serves as a member of the board of directors of the American Furniture Manufacturers Association.

      EARL N. PHILLIPS, JR. is a co-founder of First Factors Corporation, an asset-based lending firm located in High Point, North Carolina. First Factors Corporation was acquired by GE Capital in February 1998, and Mr. Phillips currently serves as chairman and chief executive officer of GE Capital First Factors.

      KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986 and senior vice president-human resources in 1996.

      RODNEY A. SMITH joined the company in 1997 as manager of the Phillips Weaving operation. The board elected Mr. Smith vice president and president of the Culp Yarn division in 1998, and senior vice president and president of the Culp Yarn division in 1999. Prior to joining the company, Mr. Smith was employed with various manufacturers of dobby and jacquard home furnishing fabrics. He had previously been employed with the Collins & Aikman Group from 1973 to 1993.

      PHILLIP W. WILSON joined the company in October 1997 as director of logistics. Prior to joining the company, Mr. Wilson was a partner in a CPA firm since 1987. Through his partnership, Mr. Wilson provided consulting services to the company. Additionally, he was the company's internal auditor from March 1993 until he was elected to the position of vice president and chief financial officer by the board in June 1998.

BOARD COMMITTEES AND ATTENDANCE

      There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

      The Executive Committee, the members of which are Messrs. Culp, Dunn, and Saxon, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.

      Messrs. Honeycutt and Worley served on the Audit Committee throughout fiscal 1999. Mr. Worley resigned from the Board of Directors on July 23, 1999 for health reasons. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditors, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

      The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee during fiscal 1999 were Messrs. Honeycutt and Worley. Mr. Worley resigned from the Board of Directors on July 23, 1999 for health reasons.

      The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, during fiscal 1999 were Messrs. Culp, Norton, and Worley. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

      During the fiscal year ended May 2, 1999, the Board of Directors had five
(5) meetings; the Audit Committee five (5) meetings; the Compensation Committee four (4) meetings, and the Nominating Committee, one (1) meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire board or to obtain written consents from all board members. The Executive Committee held several informal meetings during fiscal 1999, and took action on two (2) occasions by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.

                               EXECUTIVE COMPENSATION

       SUMMARY COMPENSATION TABLE. The following table sets forth compensation paid by the company in the forms specified therein for the years ended May 2, 1999, May 3, 1998, and April 27, 1997 to (i) the chief executive officer of the company and (ii) the company's four most highly compensated executive officers.

                                                                     SUMMARY COMPENSATION TABLE
========================================================================================================================

                                                                    Annual               Long-Term
Name and                                                         Compensation            Compensation       All Other
Principal Position                            Year         Salary $        Bonus $       Option Grants #    Compensation
------------------                            ----         --------        -------       ---------------    ------------
                                                                                                              (1)(2)
                                                                                                              ------
Robert G. Culp, III                           1999         284,000             -0-          30,000          80,180(3)
  Chairman of the Board;                      1998         265,000         195,570          15,000          93,200
  Chief Executive Officer                     1997         250,000         250,000          12,000          51,192


Howard L. Dunn, Jr                            1999         241,000             -0-          25,000          49,480(3)
  President and                               1998         225,000         166,050          10,000          46,650
  Chief Operating Officer                     1997         210,000         210,000           8,000          43,146

Dan E. Jacobs (5)                             1999         175,000          45,000          25,000           5,329
  Senior Vice President and                   1998            --              --              --              --
  President of the Culp                       1997            --              --              --              --
  Decorative Fabrics division


Franklin N. Saxon                             1999         161,000          20,000          25,000          40,767(4)
  Senior Vice President and                   1998         150,000          55,350           7,000          35,500
  President of the Culp                       1997         140,000          70,000           5,000          11,496
  Velvets/Prints division


Kenneth M. Ludwig                             1999         134,000          15,000          20,000          25,028(4)
  Senior Vice President-                      1998         125,000          46,125           7,000          22,145
  Human Resources;                            1997         117,000          58,500           5,000           3,599
  Assistant Secretary


(1)Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.

(2)Includes reportable interest on deferred compensation. In 1999, these amounts were $13,860 for Mr. Culp; $13,270 for Mr. Dunn; $13,800 for Mr. Saxon; $2,133 for Mr. Ludwig; and $789 for Mr. Jacobs.

(3)Includes annual premiums of $61,000 paid by the company for split-dollar life insurance on the life of Mr. Culp, and $31,300 for split-dollar life insurance on the life of Mr. Dunn.

(4)Includes supplemental deferred compensation payments of $22,500 to Mr. Saxon, and $18,750 to Mr. Ludwig.

(5)Mr. Jacobs became an executive officer of the Company effective June 16, 1998.

================================================================================

       OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended May 2, 1999.

                                        STOCK OPTION GRANTS IN FISCAL 1999

====================================================================================================================================
                                                                                                 Potential Realizable Value at
                                               % of Total                                          Assumed Annual Rates of
                                                Options                     Market                 Stock Price Appreciation
                                               Granted to    Exercise or    Price on                     for Option Term
                                  Options     Employees in   Base Price     Date of   Expiration     ---------------------
Name                              Granted     Fiscal Year(%) ($/Share)       Grant      Date           5%($)         10%($)
----                              -------     -------------- ---------       -----      ----           -----         ------


Robert G. Culp, III               30,000          15.0          7.625        7.625    9-13-08        143,860        364,568

Howard L. Dunn, Jr                25,000          12.5          7.625        7.625    9-13-08        119,883        303,807

Dan E. Jacobs                     25,000          12.5          7.625        7.625    9-13-08        119,883        303,807

Franklin N. Saxon                 25,000          12.5          7.625        7.625    9-13-08        119,883        303,807

Kenneth M. Ludwig                 20,000          10.0          7.625        7.625    9-13-08         95,906        243,046


================================================================================

       OPTION EXERCISES AND YEAR-END VALUE TABLE. The following table sets forth certain information concerning exercises of stock options during fiscal 1999 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 1999.

                                         AGGREGATED OPTION EXERCISES IN FISCAL 1999
                                                AND FISCAL YEAR OPTION VALUES
====================================================================================================================================

                                                                           Number of                  Value of Unexercised
                                                                       Unexercised Options           In-the-Money Options
                                  Shares Acquired    Value             at Fiscal Year-End(#)         at Fiscal Year-End($)(1)
                                   on Exercise (#)  Realized ($)     --------------------------      ------------------------
                                   ---------------  ------------     Exercisable  Unexercisable      Exercisable   Unexercisable
                                                                     -----------  -------------      -----------   -------------
Robert G. Culp, III                      -0-           -0-            144,500          55,000         416,770         200,000
Howard L. Dunn, Jr                      9,750        32,224            72,625          43,000         210,685         146,125
Dan E. Jacobs                            -0-           -0-             11,000          35,000            -0-           88,125
Franklin N. Saxon                        -0-           -0-             31,500          35,000          55,800          88,125
Kenneth M. Ludwig                        -0-           -0-             30,500          30,000          47,600          85,000

 (1)   Closing price of company stock at May 2, 1999 was $8.25.

================================================================================

                              PERFORMANCE COMPARISON

       The following graph shows changes over the five-year period ended May 2, 1999 in the value of $100 invested in (1) the Common Stock of the company, (2) the New York Stock Exchange Market Index, and (3) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of twenty-three (23) companies (including the company) in the textile industry. The graph shows year-end values for an investment in each of the three investments described, assuming the reinvestment of dividends and excluding any trading commissions or taxes.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                               AMONG CULP, INC.,
                      NYSE MARKET INDEX AND MG GROUP INDEX

(Performance Graph appears here. See table below for plot points.)

                       1994            1995          1996           1997           1998            1999
                   -----------    -----------    -----------    -----------    -----------    -----------
CULP, INC.             100.00          84.82         113.26         157.49         169.81          74.99
MG GROUP INDEX         100.00          96.83          98.13         120.21         143.61          90.08
NYSE MARKET INDEX      100.00         111.92         144.57         174.19         245.15         274.46

                      ASSUMES $100 INVESTED ON MAY 1, 1994
                          ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDED MAY 2, 1999

       SEVERANCE PROTECTION PLAN. In September 1989, the company adopted a Severance Protection Plan, which covers certain officers ("Executives") of the company. The Severance Protection Plan provides for the company and covered Executives to enter into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of May 2, 1999, the company's potential obligation pursuant to the Severance Protection Plan was $1,281,100, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.

       COMPENSATION OF DIRECTORS. Directors who are also officers of the company do not receive additional compensation for service as directors. Non-employee directors receive $10,000 per year for participation as a member of the Board of Directors, $2,000 per year for each committee on which they serve, and an annual stock option grant of 1,875 shares.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. All of the members of the Compensation Committee are non-employee directors. No member of the committee serves on the Compensation Committee of another corporation that has a business relationship with the company.

      COMPENSATION COMMITTEE REPORT. The following is a report of the Compensation Committee on compensation of executive officers for the fiscal year ended May 2, 1999.

       The Compensation Committee has based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through (a) incentive cash bonuses that are based on the annual financial results of the company and (b) periodic grants of stock options to executive officers.

       As it has done for each of the past several years, the committee reviewed published compensation surveys and proxy information from firms in the company's industry, including many of the companies included in the Performance Comparison data in the table above. Based upon this review and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers have been below those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, a larger portion of the compensation paid to the company's executives has been based on incentive compensation (cash bonuses and stock options) that is dependent upon the company's financial results. Even after including incentive compensation, the committee believes that total cash compensation paid to the company's executives has been and remains generally lower than comparable compensation paid to many or most executives in the company's industry. This is especially true of the company's Chief Executive Officer.

       Under the company's Management Incentive Plan, certain executives and key associates (including those in the Summary Compensation Table) are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee (based on the recommendations of management) sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table for 1997 and 1998 were paid under this plan. Bonuses paid for 1999 are discussed below.

       The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of stock options to executive officers under the company's stock option plans. The Compensation Committee believes that the company's option plans have been successful in helping the company attract and retain skilled management to focus on efforts to increase the company's earnings and returns for its shareholders.

       Periodic grants of incentive stock options are made to the executive officers and selected other employees under the company's Incentive Stock Option Plan, which was adopted by the company and approved by the company's shareholders in 1993. These options are granted at exercise prices equal to the fair market value of the underlying shares at the time the option is granted.

       In addition to the Incentive Stock Option Plan, the company has adopted two Performance-Based Option plans under which options are granted to senior management with exercise prices significantly below fair market value of the underlying shares, but which do not become exercisable unless the company achieves certain growth rates in its earnings or for a period of nine to ten years after grant. The purpose of these plans is to provide incentive to senior management to maximize the company's earnings potential and to make a significant portion of executive compensation contingent on meeting earnings targets.

       In 1994, the company adopted (and the shareholders subsequently approved) the 1994 Performance-Based Option Plan, which provided for the one-time grant to executives of options that could become exercisable after the announcement of earnings for fiscal 1997 only if the company met a targeted compound growth rate of 13% over that three-year period (otherwise these options would not become exercisable until January 1, 2003). The company's reported earnings for fiscal 1997 were at a level that allowed the options to become exercisable in May of 1997, and represented a compound growth rate of 20% for the three years which ended April 27, 1997.

       In 1997, the company adopted (and the shareholders approved) the 1997 Performance-Based Option Plan. This plan is similar in concept to the 1994 Performance-Based Option Plan, in that it provides for the one-time grant to executives of options that could become exercisable if the company's earnings reach a specified target by the end of fiscal 1999. Otherwise, the options do not become exercisable until January 1, 2006. The earnings target under the 1997 Performance-Based Option Plan is $1.50 per share, representing a 12.7% compound annual growth rate from fiscal 1997 to fiscal 1999. This earnings target was not met, and thus the options under this plan did not become exercisable in 1999 and will not become exercisable until January 1, 2006.

       The base salaries for all executive officers, including the Chief Executive Officer, were increased for fiscal 1999 at rates that were designed to move these salaries closer to those prevailing in the industry. The company's net income for fiscal 1999 (the measure used for the performance target for the year) was at a level that did not trigger the payment of any bonuses under the Management Incentive Plan. However, in order to encourage the continuing efforts of certain key individuals to "work through" a difficult business environment and to recognize the achievement of divisional and individual functional goals, the committee approved the payment of discretionary bonuses to certain individuals. These bonuses are reflected in the Summary Compensation Table for 1999. The committee did not authorize payment of any bonus compensation to the Chief Executive Officer and the President, notwithstanding satisfaction with their performance during a difficult period. The Compensation Committee anticipates that executive officer salaries, including the salary of the Chief

Executive Officer, will be substantially higher in fiscal 2000, and that the Management Incentive Plan financial goals and potential bonuses will be set in such a way that it is likely that a larger portion of total compensation will be based on salary than has been the case in recent fiscal years. While the committee expects that total cash compensation for the company's executives will remain at or below industry averages, the committee also recognizes that compensation will need to be increased in future years for the company to attract and retain quality management.

       The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 1999 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers did. A significant portion of the total compensation of executive officers and other senior management is linked directly to the company's financial performance through options granted under the performance-based option plans.

       A supplemental deferred compensation plan was adopted during fiscal 1998 for two of the company's Senior Vice Presidents. This plan provides for additional deferred compensation payments for the benefit of the specified Senior Vice Presidents in the amount of fifteen percent of such officers' base salary for the fiscal year. The committee adopted this plan for the specified officers in lieu of providing split dollar life insurance plans such as those provided for the Chief Executive Officer and the President, as discussed below.

       The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split-dollar life insurance plan for the Chief Executive Officer for many years; this program was continued in fiscal 1999 and now includes a split-dollar life insurance plan for the President. The committee believes this type of plan provides a cost-effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value or proceeds of the insurance policy.

The foregoing report has been furnished by the members of the Compensation
Committee:

                           Earl M. Honeycutt, Chairman
                           Bland W. Worley*


*Mr. Worley served on the Compensation Committee throughout fiscal 1999. He resigned from the Board of Directors on July 23, 1999 for health reasons.

       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       LEASE TRANSACTIONS. During fiscal 1999, the company leased three (3) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. The Company terminated one of these leases in February 1999 as the result of a move to a new location and continues to lease the other two facilities. Principals of these related entities include Esther R. Culp (mother of Robert G. Culp, III), Robert G. Culp, III, Judith C. Walker (sister of Robert
G. Culp, III and a nominee for election as a director), and Harry R. Culp (brother of Robert G. Culp, III and director). These facilities contain a total of 375,000 square feet of floor space. The company also leases its headquarters office space (40,128 square feet) from Phillips Interests, Inc. Earl N. Phillips, Jr. is the president and a director of Phillips Interests, Inc. and a director of the company. (See "Certain Business Relationships").

       The initial terms of the leases described above generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.95 to $2.32 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the lease with Phillips Interests, Inc. (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases and amendments thereto are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 1999 were approximately $752,000 and $555,000, respectively.

       CERTAIN BUSINESS RELATIONSHIPS. The company had sales of approximately $34.3 million, 7.1% of the company's net sales, to La-Z-Boy Incorporated in fiscal 1999. Patrick H. Norton, a director of Culp, Inc., serves as chairman of the board of La-Z-Boy Incorporated.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since May 3, 1998. Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since May 3, 1998, its insiders have complied with all applicable Section 16(a) reporting requirements, except Phillip W. Wilson inadvertently failed to file a timely year-end report reporting shares of the company's common stock held by the trustee of the company's 401(k) savings plan for his benefit. This year-end report has since been filed by this insider.


================================================================================

                        YOUR DIRECTORS RECOMMEND VOTES "FOR"

       o THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000

       o  THE  FOUR NOMINEES FOR DIRECTOR


================================================================================

                      SHAREHOLDER PROPOSALS FOR 2000 MEETING

        Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting, the company must receive them no later than April 30, 2000. Such proposals should be directed to Culp, Inc., Attention: Phillip W. Wilson, Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                                    OTHER MATTERS

        The company's management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxy, discretionary authority to do so being included in the proxy.

        By Order of the Board of Directors,



                                 By: /s/ Phillip W. Wilson
                                     -------------------------------------------
                                     PHILLIP W. WILSON
                                     Vice President and Chief Financial Officer



--------------------------------------------------------------------------------



      THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: PHILLIP W. WILSON, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

         ****************************APPENDIX**************************

P R O X Y                           CULP, INC.
           This Proxy is Solicited on Behalf of the Board of Directors

 The undersigned hereby appoints Robert G.Culp, III, Kathy J. Hardy and Phillip
 W. Wilson, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 19, 1999 at the Annual Meeting of Shareholders to be held on September 21, 1999, or any adjournment or adjournments thereof.


     1. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000.

[ ] FOR                          [ ] AGAINST                    [ ] ABSTAIN

     2.   ELECTION OF DIRECTORS:
[ ] FOR the 4 nominees listed below      [ ]  WITHHOLD AUTHORITY to vote
    (except as marked to the contrary)        for the 4  nominees listed below.
(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

    Robert T. Davis, Dan E. Jacobs, Franklin N. Saxon, and Judith C. Walker

    3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                            (Continued on other side)

                           (Continued from other side)

        This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for KPMG LLP as independent auditors in proposal 1, and for the nominees listed in proposal 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated:  __________________________________,  1999    ___________________________________(SEAL)
                                                                  Signature

                                                     ___________________________________(SEAL)
                                                                  Signature
                                                    (Please sign exactly as name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)